Exhibit 99.02

L. Craig Simmons
LaBelle, Florida

March 21, 2005

John R. Alexander
Chairman of the Board
Alico, Inc.
P.O. Box 338
LaBelle, Florida 33975

Dear John:

It is my sincere regret that I am compelled to submit my resignation as an officer and employee of Alico, Inc., to take effect April 15, 2005.

I feel my association with the Company over the past 15 years has been a good one and I will certainly miss the many friends and associates I have worked with here. However, I have decided to take my career in a different direction.

I trust that you will have a friendly and understanding attitude toward the termination of my long and pleasant association with Alico. I leave with the highest regard for you and the Company and it is my intent to assist you in making the transition as smooth as possible.

I wish you, the Board and the entire organization the best of luck for continued success.

Respectfully submitted,

/s/ L. Craig Simmons

L. Craig Simmons